Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

MEDIA AND INVESTOR CONTACT:	INVESTOR CONTACT:
Rachel Ellingson	J.C. Weigelt
rellingson02@sjm.com	jweigelt@sjm.com
Tel 651 756 2295	Tel 651 756 4347

St. Jude Medical Reports First Quarter 2013 Results

ST. PAUL, Minn. – Apr. 17, 2013 – St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for the first quarter ended March 30, 2013.

First Quarter Sales

The Company reported net sales of $1.338 billion in the first quarter of 2013, a decline of approximately 4 percent compared with the $1.395 billion in the first quarter of 2012. Unfavorable foreign currency translation comparisons decreased first quarter sales by approximately $17 million. On a currency neutral basis, net sales decreased by 3 percent from the first quarter of 2012.

Commenting on the Company’s financial results, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “We are pleased with our track record of delivering strong earnings per share growth while we continue to invest in our diversified product portfolio. We expect sales growth to accelerate as we launch more than 20 new products to the market in 2013.”

Cardiac Rhythm Management (CRM)

Total CRM sales, which include implantable cardioverter defibrillator (ICD) and pacemaker products, were $678 million for the first quarter of 2013, an 8 percent decrease compared to the first quarter of 2012. After adjusting for the impact of foreign currency, total CRM sales decreased 7 percent.

Of that total, ICD product sales were $427 million in the first quarter, a 5 percent decrease compared to the first quarter of 2012. ICD revenue decreased 4 percent after adjusting for the impact of foreign currency.

First quarter pacemaker sales were $251 million, a 12 percent decrease compared to the first quarter of 2012.

Atrial Fibrillation (AF)

AF product sales for the first quarter totaled $233 million, a 5 percent increase over the first quarter of 2012. On a constant currency basis, AF product sales increased 7 percent in the first quarter of 2013.

Cardiovascular

Total cardiovascular sales, which primarily include vascular and structural heart products, were $328 million for the first quarter of 2013, a decrease of approximately 2 percent compared to the first quarter of 2012. On a constant currency basis, cardiovascular sales were flat compared to the first quarter of 2012.

Total structural heart product sales for the first quarter of 2013 were $153 million, down approximately 1 percent compared with the first quarter of 2012. On a constant currency basis, structural heart sales were up approximately 1 percent.

Sales of vascular products in the first quarter of 2013 were $175 million, a 3 percent decrease from the first quarter of 2012. On a constant currency basis, vascular product sales were down approximately 1 percent.

Neuromodulation

St. Jude Medical sales of neuromodulation products were $99 million in the first quarter of 2013, down 4 percent from the prior year.

First Quarter Earnings Results

In the first quarter, the Company recognized after-tax special charges of $61 million, or $0.21 per share, primarily relating to our previously announced restructuring activities and acquisition related charges including a loss on a previously held cost investment. In accordance with GAAP, the Company also recognized a $21 million income tax benefit in the first quarter, or $0.07 per share, relating to the 2012 benefit from the federal research & development tax credit that was extended in January 2013, retroactive to the beginning of the 2012 tax year. Including these items, reported net earnings for the first quarter of 2013 were $0.78 per share. This compares to reported net earnings for the first quarter of 2012 of $0.67 per share.

Adjusted net earnings for the first quarter of 2013 were $263 million, or $0.92 per share. This compares to adjusted net earnings for the first quarter of 2012 of $0.86 per share. A reconciliation of the Company’s non-GAAP adjusted net earnings per share to the Company’s GAAP net earnings per share is provided in the schedule at the end of the press release.

Second Quarter and Full-Year 2013 Sales and Earnings Guidance

During a conference call today, St. Jude Medical will provide its range for revenue expectations for the second quarter and full-year 2013 by product category.

The Company expects its consolidated net earnings for the second quarter of 2013 to be in the range of $0.93 to $0.95 per share and for full-year 2013 consolidated net earnings to be in the range of $3.68 to $3.73. A further reconciliation of the Company’s quarterly and annual guidance is provided in the schedule below.

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted net earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, impairment charges, restructuring charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as business development activities, restructuring activities, asset impairment events or developments, settlements and other developments relating to litigation and resolution of audits by tax authorities) that vary in frequency and impact on the Company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted net earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.

The Company provides constant currency sales growth because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of foreign currency translation on net sales. St. Jude Medical management uses constant currency sales growth to forecast and evaluate the operational performance of the Company as well as to compare sales of current periods to prior periods.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast

St. Jude Medical’s first quarter 2013 earnings call can be heard live today beginning at 7 a.m. CDT (also archived for 90 days) on the Investor Relations section of our website sjm.com.

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. St. Jude Medical is headquartered in St. Paul, Minn. and has four major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

Summary of First Quarter 2013 Sales and Reconciliation to Constant Currency Sales Growth

(in millions)

(unaudited)	1Q13 Sales	1Q12 Sales	Reported % Change vs. 1Q12	Constant Currency % Change vs. 1Q12	Reported $ Change vs. 1Q12	Constant Currency $ Change vs. 1Q12
Total Sales	$1,338	$1,395	-4%	-3%	-$57	-$40
Total International Sales	$698	$730
Total U.S. Sales	$640	$665
Worldwide Cardiac Rhythm Management	$678	$735	-8%	-7%	-$57	-$51
International Cardiac Rhythm Management	$316	$353
U.S. Cardiac Rhythm Management	$362	$382
Worldwide ICD	$427	$450	-5%	-4%	-$23	-$20
International ICD	$172	$184
U.S. ICD	$255	$266
Worldwide Pacemakers	$251	$285	-12%	-11%	-$34	-$31
International Pacemakers	$144	$169
U.S. Pacemakers	$107	$116
Worldwide Atrial Fibrillation	$233	$221	5%	7%	$12	$16
International Atrial Fibrillation	$142	$135
U.S. Atrial Fibrillation	$91	$86
Worldwide Cardiovascular	$328	$336	-2%	0%	-$8	-$1
International Cardiovascular	$215	$218
U.S. Cardiovascular	$113	$118
Worldwide Neuromodulation	$99	$103	-4%	-4%	-$4	-$4
International Neuromodulation	$25	$24
U.S. Neuromodulation	$74	$79

St. Jude Medical, Inc.

Condensed Consolidated Balance Sheets

(in millions)

(Unaudited)

	March 30, 2013	December 29, 2012
Cash and cash equivalents	$966	$1,194
Accounts receivable, net	1,319	1,349
Inventories	602	610
Other current assets	458	398
Property, plant & equipment, net	1,438	1,425
Goodwill	3,037	2,961
Other intangible assets, net	856	804
Other assets	491	530
Total assets	$9,167	$9,271

Current debt obligations	$522	$530
Other current liabilities	1,080	1,245
Long-term debt	2,833	2,550
Deferred income taxes, net	346	323
Long-term other liabilities	550	529
Total equity	3,836	4,094
Total liabilities & equity	$9,167	$9,271

St. Jude Medical, Inc.

Condensed Consolidated Statements of Earnings

(in millions, except per share amounts)

(Unaudited)

	Three Months Ended

	March 30, 2013		March 31, 2012
Net sales	$1,338		$1,395
Cost of sales:
Cost of sales before special charges	359		358
Special charges	18		23
Total cost of sales	377		381
Gross profit	961		1,014

Selling, general & administrative expense	468		490
Research & development expense	160		175
Special charges	25		47
Operating profit	308		302
Other expense, net	48		23
Earnings before income taxes	260		279
Income tax expense	38		67
Net earnings	222		212
Net loss attributable to noncontrolling interest	(1)		0
Net earnings attributable to St. Jude Medical, Inc.	$223		$212

Adjusted net earnings attributable to St. Jude Medical, Inc. (Non-GAAP)	$263	(1)	$272	(2)

Diluted net earnings per share attributable to St. Jude Medical, Inc.	$0.78		$0.67
Adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP)	$0.92	(1)	$0.86	(2)

Cash dividends declared per share	$0.25		$0.23

Weighted average shares outstanding- diluted	287.4		317.7

(1)	First quarter 2013 adjusted net earnings attributable to St. Jude Medical, Inc. and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. exclude the following after-tax items totaling $40 or $0.14 per share:
	-	$32 charges, or $0.11 per share, primarily related to previously announced business realignment and restructuring related actions as we continue to integrate our product divisions and centralize certain support functions. The associated pre-tax amount of $43 was recorded as a Special Charge to Cost of sales ($18) and Special charges ($25).
	-	$29, or $0.10 per share of acquisition related charges including a loss on a previously held cost investment. The $29 amount was recorded to Other expense, net.
	-	$21 income tax benefit, or $0.07 per share, for the benefit relating to 2012 from the federal research and development tax credit extended in the first quarter of 2013, retroactive to the beginning of the 2012 tax year.

(2)	First quarter 2012 adjusted net earnings attributable to St. Jude Medical, Inc. and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. exclude the following after-tax items totaling $54 or $0.17 per share:
	-	$29 charges, or $0.09 per share, primarily related to ongoing restructuring actions that began in the second quarter of 2011 to realign certain activities in our CRM business as well as costs primarily associated with continuing efforts to improve our sales and sales support organizations. The associated pre-tax amount of $42 was recorded as a Special Charge to Cost of sales ($23) and Special charges ($19).
	-	$25 charges, or $0.08 per share, related to a license dispute settlement charge. The associated pre-tax amount of $28 was recorded to Special charges.
First quarter 2012 adjusted net earnings attributable to St. Jude Medical, Inc. and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. include $6 of income tax benefit, or $0.02 per share, for the first quarter 2012 benefit relating to the federal research and development tax credit that was extended in 2013 retroactive to the beginning of the 2012 fiscal year.

2013 Earnings Guidance Reconciliation

	Second Quarter 2013		Full Year 2013

Estimated 2013 diluted net earnings per share attributable to St. Jude Medical,Inc.	$ 0.57 - $ 0.59		$ 3.11 - $ 3.16
Restructuring actions	0.03	(5)	0.21	(5)
Acquistion related charges	0.00		0.10	(6)
Long-term debt redemption	0.33	(7)	0.33	(7)
Federal R&D tax credit extension	0.00		(0.07	)(8)
Estimated 2013 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP)	$ 0.93 - $ 0.95		$ 3.68 - $ 3.73

(5)	The Company’s above estimated 2013 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP) excludes the impact of after-tax charges expected to be recognized related to ongoing business restructuring actions.
(6)	The Company’s above estimated 2013 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP) excludes the impact of after-tax charges recognized in the first quarter of 2013 related to acquisition related charges including a loss on a previously held cost investment.
(7)	The Company’s above estimated 2013 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP) excludes the impact of after-tax charges expected to be recognized related to make-whole redemption provisions of the notes being retired prior to their scheduled maturity.
(8)	The federal research and development tax credit was extended in 2013 retroactive to the beginning of the 2012 fiscal year. The Company’s above estimated 2013 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP) excludes the tax benefit related to fiscal year 2012 recognized in the first quarter of 2013.